Exhibit 99.1

Date:	May 24, 2004
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of Annual Meeting and Certain Operating Results in the Current Year

LOS ALAMOS, NEW MEXICO, MAY 20, 2004 – Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company (“Title Guaranty”), held its annual meeting of stockholders on May 20, 2004. All of the nominees for director and all proposals were approved by a vote of 80% or greater of the stockholders.  The following individuals were elected to continue to serve as directors of Trinity: William C. Enloe, Deborah U. Johnson, Lewis A. Muir and Charles A. Slocomb for a term expiring in 2007. Additionally, the stockholders ratified the selection of Neff & Ricci, LLP to serve as Trinity’s independent auditors for 2004.

In addition to the business of the Annual Meeting, William C. Enloe, President and Chief Executive Officer of Trinity, and Steve W. Wells, Secretary of Trinity and President of LANB, discussed Trinity’s performance for the year ended December 31, 2003 and certain operating results in the current year. Mr. Enloe stated that Trinity has budgeted for net income approximately $1.0 million lower than in 2003 due to the slowing market for mortgage loans. Mr. Enloe discussed that the mortgage loan decline and the inability to accurately predict when interest rates would begin climbing has impacted the Company’s ability to meet its budget. The Company was approximately $380 thousand under-budget for net income through April 30, 2004 and was approximately $915 thousand under-budget before taxes through April 30, 2004 in impairment recoveries on mortgage servicing assets. Mr. Enloe stated that the Company was on budget for other income aside from the impairment recovery and below budget for expenses through April 30, 2004.  Trinity will recover $1.5 million in impairment before taxes in May 2004 and will be close to budget after taxes.  Mr. Enloe cautioned that the effect of impairment throughout the year is uncertain and is dependent upon interest rate changes. Mr. Enloe anticipated that shareholders would see a return on assets of approximately 1.19% to 1.20% and a return on equity of approximately 16% for the year ending December 31, 2004. He also stated that he anticipates the return on equity in the future to be in the historical range of 15% - 20% and growth of approximately 10%. Mr. Enloe also informed the shareholders that the Company had recently obtained $6.0 million in additional regulatory capital through the private placement of trust preferred securities.

Mr. Wells discussed the upcoming opening of LANB’s second Santa Fe office, describing the 24,000 square foot facility, complete with underground parking and a five lane drive-up facility, and Mr. Wells anticipates that the facility will be staffed with approximately 20 employees. Mr. Wells also stated that Title Guaranty is currently in negotiations for the purchase or lease of a Santa Fe title plant, which, if successful, will result in the opening of a Santa Fe office of Title Guaranty at the new facility.  Mr. Enloe added that Trinity is pursuing a third site in Santa Fe’s south side for future expansion with an anticipated build date in the next two to three years. He reported that outside of a third office in Santa Fe, there were no plans for expansion into other markets.

Trinity is a bank holding company with approximately 300 employees. LANB celebrated its 40th anniversary of operation in 2003. LANB offers a full range of financial services at its main office in Los Alamos, an office in White Rock, and an office in Santa Fe.  An additional office is currently under construction in Santa Fe and is expected to open this summer.  LANB also operates a network of 27 automatic teller machines throughout Northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks are uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.